EXHIBIT 99.1

Tech Data Corporation Delays Filing Annual Report

CLEARWATER, Fla., April 1, 2013 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) (the Company) today notified the Securities and Exchange Commission (SEC) that it is unable to file its Annual Report on Form 10-K (the "Form 10-K") for the year ended January 31, 2013 within the prescribed time period because it requires additional time to complete the required financial statements and restatement described below. The Company cannot predict when it will complete the restatement, but expects that it will do so beyond the permitted 15-day extension of the prescribed due date of April 1, 2013.

In accordance with standard NASDAQ procedure, the Company expects to receive a notice of deficiency from the NASDAQ Listing Qualifications Department, indicating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) which requires timely filing of reports required by rules of the SEC. The Company intends to submit a plan to regain compliance as quickly as possible.  During this process, the Company expects that its common stock will continue to be listed and traded on The NASDAQ Stock Market.

On March 21, 2013, the Company reported that the Audit Committee of its Board of Directors, on the recommendation of management, and after consultation with the Company's independent accountants, Ernst & Young, LLP, concluded that the Company would be required to restate some or all of its previously issued quarterly and audited annual financial statements for the fiscal years 2011 and 2012 and some or all of the quarters of fiscal year 2013, including the financial statements in the Company's fourth quarter and fiscal year 2013 earnings release dated March 4, 2013. The Company anticipates that the restatement will be made to correct improprieties primarily related to how the Company's U.K. subsidiary reflected vendor accounting. As a result, investors should no longer rely upon the Company's previously released financial statements and other financial data relating to these periods.

The Audit Committee has commenced an investigation into the circumstances that gave rise to the need to restate the Company's financial statements and has retained independent counsel to assist in the investigation. The SEC has requested information from the Company, and the Company intends to cooperate with such request.

Forward Looking Statements

The report includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's intent to restate its prior financial statements, the scope of the restatement and the expected timing of filing the restated financial reports. There can be no assurance that the Company's management, Audit Committee or independent registered public accounting firm will not reach conclusions that are different from management's preliminary identification of issues. These statements are subject to risks and uncertainties, including the risk that additional information relating to the scope of the improprieties may arise from the ongoing review of this matter, the risk that the process of preparing the financial statements or other subsequent events would require the Company to make additional adjustments, the time and effort required to complete the restatement and the ramifications of the Company's potential inability to timely file required reports. Forward-looking statements reflect management's analysis as of the filing date of this Notice, and the Company does not undertake to revise these statements to reflect subsequent developments.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. To learn more, visit www.techdata.com.

CONTACT: Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)

         or

         Arleen Quinones, Director, Investor Relations
         and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)